Exhibit 99.1
MERCANTILE BANCORP DECLARES REGULAR QUARTERLY CASH DIVIDEND
Quincy Illinois, August 22, 2006 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today that its board of directors declared a quarterly cash dividend of 8 cents per share at its meeting held today. The dividend is payable on September 15, 2006 to shareholders of record at the close of business on September 1, 2006.
This is the third dividend declared since the previously announced change in the company’s dividend policy that increased the quarterly dividend amount and eliminated the practice of paying a special year-end dividend.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 5 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 7 community banks in Missouri, Georgia, Florida and Tennessee. Further information is available on the Company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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     Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com